Exhibit 8.1
October 28, 2009
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Ladies and Gentlemen:
     We have acted as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a prospectus (the “Prospectus”) related to a registration statement (the “Registration Statement”) on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about the date hereof. You have requested our opinion as to certain United States federal income tax matters in connection with the Registration Statement.
     In connection with our opinion, we have examined and relied upon the following:
     1. the Company’s Articles of Amendment and Restatement and the Certificate of Correction to Correct an Error, in the forms filed with the State Department of Assessments and Taxation of Maryland on August 7, 2003;
     2. the Company’s Articles Supplementary (Series A Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on September 21, 2004;
     3. the Company’s Articles Supplementary (Series B Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on December 29, 2004;
     4. the Company’s Articles Supplementary (Series C Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on April 10, 2007;
     5. the Company’s Articles Supplementary (Series D Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on July 17, 2007;
     6. the Company’s Amended and Restated Bylaws, as amended by Amendment No. 1 thereto, as certified by the Secretary of the Company;
     7. the Registration Statement, including the form of Prospectus included therein;

Ashford Hospitality Trust, Inc.
October 28, 2009

     8. the Certificate of Limited Partnership of Ashford Hospitality Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), effective July 25, 2003, as certified by the Secretary of State of the State of Delaware;
     9. the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership between Ashford OP General Partner LLC, as the general partner, and Ashford OP Limited Partner LLC, and certain officers, directors and others as the limited partners (the “Operating Partnership Agreement”), as amended through the date hereof;
     10. the Officer’s Certificate to Counsel for Ashford Hospitality Trust, Inc. Regarding Certain Income Tax Matters dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”);
     11. the leases entered into between any taxable REIT subsidiary of the Company and the Partnership, Limited Liability Company and Trust Subsidiaries (as defined below), a form of which is attached to the Officer’s Certificate;
     12. the articles of incorporation, bylaws and stock ownership information of each corporation and its subsidiaries in which the Company directly or indirectly owns an interest, as set forth in the Officer’s Certificate (the “Corporate Subsidiaries”);
     13. the certificate of formation, if applicable, and the partnership agreement, limited liability company operating agreement or trust agreement, as applicable, of each partnership, limited liability company or trust in which the Company directly or indirectly owns an interest (other than through the taxable REIT subsidiaries identified in the Officer’s Certificate), as set forth in the Officer’s Certificate (the “Partnership, Limited Liability Company and Trust Subsidiaries”); and
     14. such other documents, records and matters of law as we have deemed necessary or appropriate for rendering this opinion.
     In our examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies, (iii) the authority and capacity of the individual or individuals who executed any document on behalf of any person or entity to so execute such document, (iv) the genuineness of all signatures on documents examined by us, and (v) the accuracy and completeness of all records made available to us. We have assumed that each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed. In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate and have assumed that all representations made “to the best knowledge of” any person will be true, correct and complete as if made without that qualification. We have also assumed, with your consent, that:
     1. for its taxable years ending December 31, 2003 through December 31, 2008 and in future taxable years, the Company did and will operate in a manner that will make the representations contained in the Officer’s Certificate true for such years;

Ashford Hospitality Trust, Inc.
October 28, 2009

     2. the Company has not made and will not make any amendments to its organization documents or allow amendments to the Operating Partnership Agreement or organization documents of the Corporate Subsidiaries or partnership, limited liability or trust agreements of the Partnership, Limited Liability Company or Trust Subsidiaries after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for any taxable year; and
     3. no action has been or will be taken by the Company, the Operating Partnership, the Partnership, Limited Liability Company and Trust Subsidiaries or the Corporate Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.
     Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption, “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:
     (a) for the Company’s taxable years ending December 31, 2003 through 2008, the Company qualified to be taxed as a REIT pursuant to Sections 856 through 860 of the Code, and the Company’s organization and present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;
     (b) the Operating Partnership is classified as a partnership for federal income tax purposes and not as an association taxable as a corporation or a “publicly traded partnership” taxable as a corporation under the Code; and
     (c) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects, and the discussion thereunder expresses the opinion of Andrews Kurth LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
     The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change and new interpretation, both prospectively and retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Although the conclusions set forth herein represent our

Ashford Hospitality Trust, Inc.
October 28, 2009

best judgment as to the probable outcome on the merits of such matters, the Internal Revenue Service and the courts are not bound by, and may disagree with, the conclusions set forth herein. This opinion is rendered only as of the date hereof, and we assume no obligation to update our opinion to address other facts or any changes in law or interpretation thereof that may hereafter occur or hereafter come to our attention. If any one of the statements, representations, warranties or assumptions that we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Andrews Kurth LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ ANDREWS KURTH LLP